Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Entravision Communications Corporation of our report dated March 16, 2009, except for the effects of the restatement discussed in Note 2 to the consolidated financial statements which is as of March 31, 2010, relating to the financial statements and financial statement schedules of Entravision Communications Corporation, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

November 16, 2010